                                  EXHIBIT 10.9

                  EMPLOYMENT AGREEMENT DATED FEBRUARY 2, 1998
                            BETWEEN THE COMPANY AND
                               GERALD M. BIRNBACH

                                                                  EXHIBIT (10.9)


                              EMPLOYMENT AGREEMENT

     This EMPLOYMENT AGREEMENT (the "Agreement") entered into this 2nd day of February, 1998, but effective as of December 1, 1997, between ROWE FURNITURE CORPORATION, a Nevada corporation and its successor and assigns (hereinafter referred to as "Employer"), and GERALD M. BIRNBACH (hereinafter referred to as "Birnbach").

                                  WITNESSETH:
                                  -----------
     WHEREAS, Birnbach has served as an employee of Employer for forty-one (41) years:
     WHEREAS, Birnbach and Employer entered into a written agreement, effective as of December 1, 1993 as amended by a First Amendment dated August 28, 1995 (the "Prior Agreement");

     WHEREAS, in recognition of Birnbach's value to Employer and his past services to Employer, and as an inducement to secure his future services and to assure continuity of management, Employer wishes to continue to employ Birnbach as its Chairman of the Board, President, and Chief Executive Officer until his retirement and to provide Birnbach with certain benefits in connection with such employment;

     WHEREAS, Birnbach wishes to continue in the employ of Employer until his retirement: and

     WHEREAS, the parties, by this writing, have agreed to amend the Prior Agreement, in full, in accordance with the terms and provisions contained herein;

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein, the parties hereby agree as follows:

     1.   Employment Conditions.
          ----------------------

          (a) Employer hereby agrees to continue to employ Birnbach as its Chairman of the Board, President and Chief Executive Officer, and Birnbach hereby accepts such employment, upon the terms and conditions hereinafter set forth.

          (b) During the term of his employment, Birnbach shall devote his best efforts and entire working time and attention to his employment and shall perform such duties consistent with his positions as Chairman of the Board, President and Chief Executive Officer of Employer as are from time to time assigned or delegated to him by Employer's Board of Directors and as are set forth in Employer's By-Laws. Except for the normal travel requirements of his position, Birnbach shall not be required to perform his duties outside a twenty mile radius of Bethesda, Maryland. Employer shall provide adequate and appropriate working facilities for Birnbach, including any necessary secretarial and office personnel.

         2.      Term. The initial term of this Agreement shall be a period of
                 ----
Five years commencing on December 1, 1997. On each anniversary of this Agreement, the term shall automatically be extended for an additional year unless at least 90 days prior to such anniversary the Board of Directors of Employer, by the affirmative vote of at least two-thirds of its membership, elects not to extend the term and written notice of such action is delivered to Birnbach. The initial term plus any extension period is sometimes hereinafter referred to as the "Term". Birnbach's employment is subject to termination as provided in Paragraph 10 hereof.

         3.      Compensation. For all services to be rendered by Birnbach
                 ------------
pursuant to this Agreement (other than as a Director), Birnbach shall receive from Employer the following:

                 (a) during the Term, a base salary (exclusive of any bonus payments, fringe benefits, or expense allowances or reimbursements) at the annual rate of $791,850.00 (the "Base Salary"), at such payment intervals as are the usual custom of Employer, but in not less than equal monthly installments;

                 (b) during the Term, a cumulative annual increase in addition to the Base Salary, to be paid in the same manner as the Base Salary, which annual increase for any year during the Term shall be determined, as of the anniversary date of this Agreement, in the manner set forth in Paragraph 4 hereof; and

                 (c) such bonus, if any, as Birnbach may be awarded from time to time by Employer's Board of Directors in recognition of any unusual efforts made by Birnbach on behalf of Employer, the payment and amount of any such bonus being in the sole discretion of Employer's Board of Directors.

         4.      Cost of Living Expenses.
                 -----------------------

                 (a) As promptly as practicable after November 30th of each year during the Term, Employer shall compute the increase, if any, in the cost of living, using as the basis of such computation the "Consumer Price Index." Urban Wage Earners and Clerical Workers. Washington, D.C.-Maryland-Virginia. All Items (1967 = 100) or any successor index published by the Bureau of Labor Statistics of the United States Department of Labor (hereinafter referred to as the "Index").

                  (b) The Index number entitled "All Items" for the month of December 1997 shall be the "Base Index Number" and the corresponding Index number for the month of December on each anniversary of this Agreement thereafter shall be the "Current Index Number." The percentage increase in the cost of living on each such anniversary of this Agreement shall be determined by dividing the Current Index Number
         (CIN) by the Base Index Number (BIN), and subtracting the integer I from the quotient, all in accordance with the following formula:

         Percentage of increase in cost of living .=   (CIN) - I.(BIN)
                                                        ---

         The percentage of increase in the cost of living multiplied by the Base Salary for the previous year, as adjusted pursuant to Subparagraph 3(b) hereof, shall be additional compensation payable to Birnbach for the employment year commencing on December 1st in the particular year for which the then Current Index Number is used in determining the percentage increase in the cost of living.

                  (c) Appropriate adjustments shall be made promptly in the event there is a published amendment of the Index figures upon which the computation set forth in this Paragraph 4 is based.

                  (d) If the publication of the above-designated Index is discontinued, the parties agree to accept comparable statistics on the cost of living for the same geographic region, as computed and published by an agency of the United States or by a responsible financial periodical of recognized authority.

         5.       Deferral of Compensation Not Deductible by Employer. In the
                  ---------------------------------------------------
event that Birnbach's aggregate compensation (including compensatory benefits which are deemed remuneration for purposes of (S)162(m) of the Internal Revenue Code of 1986, as amended) from Employer and its subsidiaries for any calendar year exceeds the greater of: (a) One Million Dollars ($1,000,000); or (b) the maximum amount of compensation deductible by Employer in any calendar year under (S)162(m) of the Internal Revenue Code of 1986, as amended (the "maximum allowable amount"), then any such amount in excess of the maximum allowable amount shall be mandatorily deferred with interest thereon at 8% per annum to a calendar year such that the amount to be paid to Birnbach in such calendar year, including deferred amounts and interest thereon, does not exceed the maximum allowable amount. Subject to the foregoing, deferred amounts including interest thereon shall be payable at the earliest time permissible. Notwithstanding the foregoing, upon any termination of Birnbach's employment for any reason whatsoever all deferred amounts plus accrued interest thereon shall be paid to Birnbach (or his estate, if he is not then living) not later than the January 3rd next following the date of termination. If the date of such payment would take place more than sixty days after the date of termination, then within five days after receipt by Employer of a written election from Birnbach or his estate, Employer shall transfer to the Trust established pursuant to the Trust Agreement for the Rowe Furniture Corporation Employment Agreement and SERP Waiver with Gerald M. Birnbach dated September 29, 1995 (the "Trust Agreement") cash in amount equal to the then accumulated deferred amounts plus accrued interest thereon and the Trustee of the Trust will invest the funds received as directed by Employer with Employer being responsible for the earnings shortfall (below 8% per annum) and realizing the benefit of excess earnings (above 8% per annum) from and after the date of receipt of such funds by the Trustee of the Trust through the day next preceding the January 3rd distribution date. Any earnings shortfall shall be paid by Employer to the Trust on the day next preceding the January 3rd distribution date. Any excess earnings shall be returned by the Trust to Employer on the January 3rd distribution date. On each date that funds are tendered by Employer to the Trust pursuant to the provisions of this Paragraph 5, Employer shall deliver to the Trustee of the Trust a Payment Schedule (as defined in the Trust Agreement) consistent with the provisions hereof. Employer agrees to cause the Trust Agreement to be amended at the earliest practicable time to provide for substitution of this Agreement for the Prior Agreement and for such other changes that are necessary or appropriate to implement the terms and provisions of this Agreement as they apply to the Trust Agreement and the Trust established thereby.

     6.   Vacation and Other Benefits. Birnbach shall be entitled to a
          ----------------------------
reasonable paid vacation each year of his employment with Employer, as well as to any other employment benefits given to Employer's officers or other executives. The benefits to which Birnbach shall be entitled shall include, but not be limited to, the following:

     (a) Beginning December 1, 1997, and at the beginning of every second year of the Term thereafter, Employer shall provide Birnbach a new luxury automobile, comparable to the automobile last furnished to Birnbach by Employer, for use in the performance by Birnbach of his responsibilities for Employer and his promotion of Employer's business. Employer shall pay for, or reimburse Birnbach for, the gasoline, maintenance, insurance, and any other expenses incurred in the business use of any automobile furnished by Employer to Birnbach.

     (b) Employer shall reimburse Birnbach for all reasonable expenses incurred by Birnbach in the performance of his responsibilities for Employer and his promotion of Employer's business. Birnbach shall submit to Employer periodic statements of all expenses so incurred. Subject to such audits as Employer may deem appropriate, Employer shall promptly reimburse Birnbach for the full amount of any such expenses advanced by Birnbach in the ordinary course of his duties.

     (c) Unless otherwise agreed to by the parties, Birnbach shall be entitled to participate in "any employee benefit plan" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended) maintained by Employer.

     (d) Upon the termination of Birnbach's employment for any reason whatsoever other than a Termination for Cause pursuant to Subparagraph 10(b) hereof, Employer shall provide to Birnbach and his spouse for their respective lifetimes, at the sole cost of Employer, health insurance and health coverage reimbursement equivalent to whatever is in effect for the benefit of Birnbach and his spouse immediately prior to the date of Birnbach's employment termination or a Change in Control (as hereinafter defined), whichever benefits would be more beneficial to Birnbach and/or his spouse as determined by Birnbach (or if he is not then living, by his spouse), including but not limited to, major medical health plan benefits and supplemental executive medical plan benefits ("Post-Separation Health Benefits"). The Post-Separation Health Benefits shall be primary coverage and not secondary to medicare or medicaid coverage or benefits.

The Post-Separation Health Benefits are vested rights and Birnbach's spouse shall be a third beneficiary thereof.

     7.   Disability Insurance.  So long as Birnbach is employed by Employer, he
          ---------------------
shall be entitled to participate in Employer's group disability insurance program. Birnbach shall pay the premiums for the coverage provided him under such program. In the event of Birnbach's total disability, as defined in Subparagraph 10(a) hereof, such insurance shall provide Birnbach monthly disability benefits of not less than $20,000.00 until the expiration of the Term or the termination of Birnbach's employment in connection or following a Change in Control, whichever shall First occur.

     8.   Termination of Rights under SERP. The parties agree that any and all
          ---------------------------------
of Birnbach's rights under the Amended and Restated Supplemental Executive Retirement Plan entered into between Birnbach and Employer on April 2, 1990, (the "SERP") have been terminated as of November 27, 1993, pursuant to the terms of a Waiver Agreement dated December 1, 1993.

     9.   Noncompetition and Confidentiality Agreement.
          ---------------------------------------------

          (a) Provided that Employer is not in material default to Birnbach on any of its obligations under this Agreement, Birnbach agrees, during the period of his employment with Employer and for a period of two (2) years after the date of termination of Birnbach's employment with Employer (but in the event of a Change in Control only during the period after employment termination that Birnbach is receiving liquidated damages pursuant to Section 10(f)(ii) below), not to, directly or indirectly do any of the following:

          (i) induce or attempt to influence any employee of Employer to terminate his employment with Employer;

          (ii) engage in (as principal, partner, director, officer, agent, employee, consultant, or otherwise) or be financially interested in or associated with any Competing Business, as defined below in this Subparagraph 9(a); provided, however, that the foregoing restriction shall not prohibit Birnbach from purchasing or holding stock or other securities of any corporation, trust, or partnership (regardless of the business of such entity) that shall have securities listed upon any recognized securities exchange or traded on a recognized market in the United States or Canada: or

          (iii) at any time disclose to any one not legally entitled thereto any information of a confidential nature relative to any facet of the business of Employer, specifically including but not limited to customer lists, furniture designs, and wood cutting patterns.

The term "Competing Business" means any business conducted in the continental United States that is or subsequently becomes engaged in competition with the principal business activity of Employer. The term "principal business activity" means the trade in which Employer is substantially engaged (i.e.. to the extent of more than fifty percent (50%) of its total sales) (a "Suspect Trade"), reduced to the principal product lines (i.e., those product lines accounting for more than twenty percent (20% of Employer's total sales) within such Suspect Trade, as of the date of Birnbach's termination of employment. Total sales shall include the sales made by Employer and all of its subsidiaries, if any, as of the November 30th nearest date of Birnbach's termination of employment.

          (b) Birnbach specifically acknowledges that Employer's remedy at law for any breach by Birnbach of the restrictions contained in Subparagraph 9(a) hereof may not be adequate and that Employer shall be entitled to pursue all remedies as set forth in Subparagraph 9(c) hereof.

          (c) Birnbach acknowledges that, in view of the nature of the business in which Employer is engaged, the restrictions contained in Subparagraph 9(a) hereof are reasonable and necessary in order to protect the legitimate interests of Employer and that any violation thereof could result in irreparable and substantial harm to Employer for which Employer may not have an adequate remedy at law, and Birnbach therefore acknowledges that, in the event of his violation of any of these restrictions. Employer shall be entitled to seek from any court of competent jurisdiction temporary, preliminary, and permanent injunctive relief, as well as damages and an equitable accounting of all earnings, profits, and other benefits arising from such violation, which rights shall be cumulative and in addition to any other rights or remedies to which Employer may be entitled.

          (d) If the period of time or the area specified in Subparagraph 9(a) hereof, or both, should be adjudged unreasonable in any proceeding, then the period of time shall be reduced by such number of months or the area shall be reduced by the elimination of such portion thereof, or both, so that such restrictions may be enforced in such area and for such time as is adjudged to be reasonable.

     10.  Termination, Severance, Liquidated Damages, etc.
          ------------------------------------------------

          (a) The employment of Birnbach under this Agreement may be terminated at any time prior to a Change in Control by action of Employer's Board of Directors on thirty days' written notice in the event of Birnbach's "total disability" (which shall be defined in the manner provided under the group disability insurance contract maintained by Employer), and Birnbach shall be paid the relevant portion of his Base Salary, as adjusted pursuant to Subparagraph 3(b) hereof, for any period subsequent to the date of termination that precedes the date on which the First payment is due to him pursuant to the disability insurance referred to in Paragraph 7 hereof. Further, if the amount of the monthly disability insurance benefits payable to Birnbach pursuant to Paragraph 7 herein is less than sixty percent (60%) of Birnbach's monthly Base Salary, as adjusted pursuant to Subparagraph 3(b) hereof, net of Federal income taxes, in effect for the period immediately preceding his termination due to his total disability. Employer shall pay to Birnbach an additional monthly amount such that the payments to be received by Birnbach each month under Paragraph 7 and this Subparagraph 10(a) shall equal one-twelfth (1/12) of sixty percent (60%) of such Base Salary, as adjusted pursuant to Subparagraph 3(b) hereof, net of Federal income taxes, for the remainder of the Term. In addition, any benefits provided to Birnbach under any employee benefit plan referred to in Subparagraph 6(c) hereof shall immediately vest, and Birnbach and his spouse shall be entitled to the Post-Separation Health Benefits.

          (b) The employment of Birnbach under this Agreement may be terminated at any time prior to a Change in Control by action of the affirmative vote of at least two-thirds of Employer's Board of Directors based upon Birnbach's fraud, dishonesty or other deliberate injury to Employer in the performance of his duties ("Termination for Cause" or "Terminated for Cause"). Notwithstanding the foregoing, Birnbach shall not be deemed to have been Terminated for Cause unless and until there shall have been delivered to him a copy of a resolution, duly adopted by the affirmative vote of not less than two-thirds of the entire membership of Employer's Board of Directors at a meeting duly called and held for such purpose (after reasonable notice to Birnbach and an opportunity for Birnbach, together with his counsel, to be heard before Employer's Board of Directors), stating that in the good faith opinion of Employer's Board of Directors, Birnbach has engaged in conduct constituting cause as described in the preceding sentence and specifying the particulars thereof in detail. In the event of a Termination for Cause pursuant to this Subparagraph 10(b). Birnbach shall receive his Base Salary, as adjusted pursuant to Subparagraph 3(b) hereof, and other benefits under this Agreement through the date of termination.

          (c) In the event of the death of Birnbach while employed but not in connection with or following a Change in Control, his estate shall be entitled to receive a single lump sum payment, within thirty days following the date of his death, in an amount equal to his Base Salary as adjusted pursuant to Subparagraph 3(b) hereof that Birnbach would have been entitled to receive had he continued to be employed during the lesser of (x) 18 months after the date of death or (y) the balance of the Term, plus his Base Salary, as adjusted pursuant to Subparagraph 3(b) hereof, and other benefits under this Agreement through the date of termination. In addition, any benefits provided to Birnbach under any employee benefit plan referred to in Subparagraph 6(c) shall immediately vest and his spouse shall be entitled to the Post Separation Health Benefits. Notwithstanding the foregoing, in the event that Birnbach shall die while employed but after Employer's Board of Directors approves a proposed transaction (subject to shareholder approval) pursuant to which Employer will cease to be an independent publicly-owned company or for a sale or other disposition of all or substantially all of the assets of Employer, then his death shall be deemed to have occurred in connection with a Change in Control if the proposed transaction is completed within eight months after his death and his estate shall be entitled to receive the benefits described in Subparagraph 10(f)(i) below at the time of the consummation of such transaction instead of the benefits described in this Subparagraph 10(c). If the proposed transaction is not consummated within said eight month period, then the entitlement of his estate shall be governed by this Subparagraph 10(c) as opposed to Subparagraph 10(f)(i) below.

          (d) In the event of voluntary termination by Birnbach of this employment with Employer without Good Reason (as hereinafter defined) prior to a Change in Control, he shall be paid his Base Salary, as adjusted pursuant to Subparagraph 3(b) hereof, and other benefits under this Agreement through the date of termination. He and his spouse shall also be entitled to the Post-Separation Health Benefits.

          (e) In the event of the involuntary termination of Birnbach's employment (but specifically excluding termination pursuant to Subparagraph 10(a), (b) or (c) hereof) or Birnbach terminates his employment for Good Reason, in either case not in connection with or following a Change in Control, then Birnbach, or if he is not then living his estate, shall be entitled to receive from Employer the full amount of compensation which he would have otherwise been paid under Subparagraphs 3(a) and 3(b) for remainder of the Term in installments consistent with prior practice. In addition, any benefits provided to Birnbach under any employee benefit plan referred to in Subparagraph 6(c) shall immediately vest, and he and his spouse shall be entitled to the Post-Separation Health Benefits. The term "Good Reason" means the occurrence, without Birnbach's express written consent, of a diminution of or interference with his duties, responsibilities or benefits, including (without limitation) any of the following circumstances:

          (i) a requirement that Birnbach be based at any location not within twenty miles of Bethesda, Maryland, or that he substantially increase his travel on Employer business;

          (ii) the failure to elect Birnbach as the Chairman of the Board, President and Chief Executive of Employer, and in the case of a Change in Control described in Subparagraph 10(g)(iii) hereof, the failure to elect Birnbach to the same positions at the ultimate parent company of the Employer.

          (iii) a reduction in the number or seniority of personnel reporting to Birnbach or a material reduction in the frequency with which, or in the nature of the matters with respect to which such personnel are to report to Birnbach, other than as part of an Employer-wide reduction in staff:

          (iv) a reduction in Birnbach's Base Salary, as adjusted pursuant to Subparagraph 3(b) hereof, or an adverse change in Birnbach's perquisites, benefits, contingent benefits or vacation, other than as part of an overall program applied uniformly and with equitable effect to all members of the senior management of Employer and the senior management of any ultimate parent company following a Change in Control described in Subparagraph 10(g)(iii) hereof, or

          (v) a material increase in the required hours of work or the workload of Birnbach; Birnbach's continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason herein.

     (f) In the event of the termination of Birnbach's employment for any reason whatsoever in connection with or following a Change in Control he shall be entitled to the following:

          (i) his Base Salary, as adjusted pursuant to Subparagraph 3(b) hereof and other benefits under this Agreement through the date of termination; any benefits provided to Birnbach under any employee benefit plan referred to in Subparagraph 6(c) hereof shall immediately vest; he and his spouse shall be entitled to the Post-Separation Health Benefits; and on the date of termination an amount equal to 299% of Birnbach's "base amount" as determined under 280G of the Internal Revenue Code of 1986, as amended, payable by Employer in a single cash lump sum; and

          (ii) if such termination is an involuntary termination (excluding death or total disability of Birnbach) or a termination by Birnbach for Good Reason and Birnbach offers to continue to provide services as contemplated by this Agreement (with Employer and its ultimate parent company, if applicable, curing all grounds for termination by Birnbach for Good Reason) and such offer is declined, then, subject to provisions of Subparagraph 10(f)(iii) immediately below, Employer shall, during the lesser period of the date of termination through the remaining Term or two years following the date of termination, as liquidated damages, pay to Birnbach monthly 1/12 of his Base Salary, as adjusted pursuant to Subparagraph 3(b) hereof plus 1/12 of the average annual amount of cash bonus and cash incentive compensation of Birnbach based on the average amounts of such bonus and incentive compensation earned by Birnbach for the two full Fiscal years preceding the Change in Control; provided

          (iii) if Birnbach becomes entitled to liquidated damages pursuant to Subparagraph 10(f)(ii) above, Employer's obligation thereunder with respect to cash damages shall be reduced by the amount of Birnbach's income, if any, earned from providing personal services other than to Employer or its corporate affiliates during the period of the lesser of the date of termination through the remaining Term or two years following the date of termination.

     (g) For purposes of this Agreement, each of the events specified in the following clauses (i) through (iii) of this Subparagraph 10(g) shall be deemed a "Change in Control":

          (i) any third person, including a "group" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, becomes the beneficial owner of shares of Employer with respect to which twenty-five percent (25%) or more of the total number of votes for the election of the Board of Directors of Employer is eligible to be cast;

          (ii) as a result of, or in connection with, any cash tender offer, merger, or other business combination, sale of assets, or contested election, or combination of the foregoing, the persons who were Directors of Employer immediately prior to such event cease to constitute a majority of the Board of Directors of Employer; or

          (iii) the shareholders of Employer approve an agreement providing either for a transaction in which Employer will cease to be an independent publicly-owned company or for a sale or other disposition of all or substantially all of the assets of Employer.

     (h) In the event of the termination of Birnbach's employment for any reason whatsoever, Employer shall make payments to the Trust under the Trust Agreement in strict compliance with the provisions of Paragraph 5 hereof. Moreover, in the event of the termination of Birnbach's employment pursuant to Subparagraph 10(c), (e) or (f) hereof.

Employer shall within 14 days after such termination of employment transfer to the Trust under the Trust Agreement sufficient cash to fully fund Employer's obligations under this Agreement which have not theretofore been paid to Birnbach, his spouse or estate.

     11.  Severability. The provisions of this Agreement are severable and if
          -------------
any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions and any partially unenforceable provisions to the extent enforceable in any jurisdiction shall nevertheless be binding and enforceable.

     12.  Binding Agreement. The rights and obligations of Employer under this
          ------------------
Agreement shall inure to the benefit of, and shall be binding upon, Employer and its successors and assigns and the rights and obligations of Birnbach under this Agreement shall inure to the benefit of, and shall be binding upon, Birnbach and his heirs and estate.

     13.  Arbitration. Any dispute or controversy arising under or in connection
          ------------
with this Agreement, or the breach thereof, shall be settled by arbitration in accordance with the Rules of the American Arbitration Association and judgment upon the award rendered by the arbitrator or arbitrators shall be deemed to possess the powers to issue mandatory orders and restraining orders in connection with such arbitration; provided, however, that nothing in this Paragraph 13 shall be construed so as to (a) deny Employer the right and power to seek and obtain injunctive relief in a court of equity for any breach or threatened breach by Birnbach of any of his covenants contained in Subparagraph 9(a) hereof or (b) deny Birnbach the right to seek specific performance of Employer's obligations under this Agreement during the pendancy of any dispute or controversy. Any arbitration to be undertaken pursuant to this Paragraph 13 shall take place in Fairfax, Virginia.

     14.  Reimbursement of Expenses. In the event any dispute or controversy
          --------------------------
shall arise between Birnbach, his spouse or estate and Employer as to the terms or interpretation of this Agreement, including but not limited to, any action taken by Birnbach, his spouse or estate under Paragraph 13 or this Paragraph 14 or in defending against any action taken by Employer, Employer shall reimburse Birnbach, his spouse or estate for all costs and expenses incurred by any of them, including actual attorney's fees, as and when such costs and expenses are incurred, in an amount not to exceed $75,000. Reimbursement of expenses shall be paid within ten days of Birnbach, his spouse or estate furnishing to Employer written evidence, which may be in the form, among other things, of a canceled check or receipt, of any costs or expenses incurred by any of them.

     15.  Notices. Any notice to be given under this Agreement shall be
          --------
personally delivered in writing, or shall be deemed to have been duly given when received, after it is posted in the United States mails, postage prepaid, registered or certified, return receipt requested. If mailed to Employer, it shall be addressed to Employer at its principal place of business, Attention:
Secretary, and if mailed to Birnbach, it shall be addressed to him at his home address last known on the records of Employer, or at such other address or addresses as either Employer or Birnbach may hereafter designate in writing to the other.

     16.  Survival. The obligations of Employer under this Agreement to
          ---------
Birnbach, his spouse and estate shall survive any termination of Birnbach's employment and the expiration of the Term hereof.

     17.  Waiver. The failure of either party to enforce any provision or
          -------
provisions of this Agreement shall not in any way be construed as a waiver of such provision or provisions as to any future violations thereof nor prevent that party thereafter from enforcing each and every other provision of this Agreement. The rights granted the parties herein are cumulative and the waiver of any single remedy shall not constitute a waiver of such party's right to assert any other legal remedies available to it or him under the circumstances.

     18.  Miscellaneous. This Agreement supersedes all prior agreements and
          --------------
understandings between the parties with respect to the subject matter hereof and may not be modified or terminated orally. No modification, termination, or attempted waiver of this Agreement shall be valid unless made in writing and signed by the party against whom the same is sought to be enforced. This Agreement may be executed in multiple counterparts, each of which shall be an original and all of which, when taken together, shall constitute one and the same document. This Agreement shall be governed by and construed according to the laws of the Commonwealth of Virginia.

     19.  Captions and Paragraph Headings. Captions and paragraph headings used
          --------------------------------
herein are for convenience only, are not a part of this Agreement, and shall not be used in construing it.

     IN WITNESS WHEREOF, the parties have duly executed this Agreement on the day and year First set forth above.

                                        /s/ Gerald M. Birnbach
                                        -------------------------------------
                                        Gerald M. Birnbach


                                        ROWE FURNITURE CORPORATION
                                        a Nevada Corporation


     ATTEST:




     /s/ Deborah C. Jacks               By: /s/ Arthur H. Dunkin
     --------------------                   --------------------
                                            SECRETARY